EXHIBIT 10.10
                                                  1996 FORM 10-K



                            NINTH AMENDMENT TO
                             CREDIT AGREEMENT


          THIS NINTH AMENDMENT TO CREDIT AGREEMENT dated as of May 20, 1996, amends and supplements the Credit Agreement dated as of December 14, 1994, as amended (the "Credit Agreement"), between BUCYRUS-ERIE COMPANY (the "Company") and BANK ONE, MILWAUKEE, NATIONAL ASSOCIATION (the "Bank").

                                  RECITAL

          The Company and the Bank desire to amend and supplement the Credit Agreement as provided below.

                                AGREEMENTS

          In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the Company and the Bank agree as follows:

          1. Definition and References. Capitalized terms not defined herein have the meanings assigned in the Credit Agreement. Upon the fulfillment of the conditions set forth in section 3 below, all references to the Credit Agreement contained in the Loan Documents shall mean the Credit Agreement as amended by this Ninth Amendment to Credit Agreement.

          2.   Amendments.

               (a) The following definitions are inserted, in appropriate alphabetical order, into section 1 of the Credit Agreement:

          "Change in Control" means, with respect to the Company, that (a) Jackson National Life Insurance Company shall fail to hold at least 20%, on a fully diluted basis, of the total voting power of all capital stock of the Company, of any class or classes, ordinarily (and apart from rights accruing under special circumstances) having the right to elect directors ("Voting Stock") or (b) any person (other than Jackson National Life Insurance Company) holds 50% or more of the total voting power of all Voting Stock of the Company.

          "Supplemental Debt Service Coverage Ratio" shall mean the Debt Service Coverage Ratio as adjusted by including (without duplication) in interest expense interest at the rate of 10.5% per annum on the outstanding principal amount of the Senior Notes during the period of calculation. The Supplemental Debt Service Coverage Ratio shall be calculated as of September 30, 1996 on the basis of the preceding 9-month period and at the end of each subsequent fiscal quarter on the basis of the preceding 12-month period.

          "Tangible Net Worth" means, as of the date of determination, the sum of (a) the capital stock (excluding treasury shares) and (b) surplus (including retained earnings, additional paid-in-capital and the cumulative translation adjustment) of the Company and its Consolidated Subsidiaries as of such date determined in accordance with GAAP (provided, however, that any increase or decrease in the cumulative translation adjustment from the amount shown on the balance sheet of the Company and its Consolidated Subsidiaries at December 31, 1995 shall be disregarded) minus the book value of all assets which would be treated as intangibles under GAAP.

               (b) Section 2.16(b)(iv) of the Credit Agreement is created to read as follows:

               (iv) Project Financing Loan No. 4. The Bank agrees to make advances, subject to the terms and conditions set forth in this Agreement, to finance the construction of five Model 495-B electric mining shovels and four or five Model 49R blast hole drills and related equipment and accessories ("Project No. 4") to be sold by the Company to Minbridge Ltd., or permitted assigns (the "Buyer") pursuant to Purchase Order Nos. K-6001-A-MG and K-6002-A-MG, each dated as of March 22, 1996 (collectively, the "Collahuasi Contract"), on the following terms and conditions:

                    (a) Maximum Loan Amount: $14,000,000 (provided, however, that upon a Change in Control the Bank may, in its discretion, by written notice to the Company, reduce the Maximum Loan Amount to $7,000,000); loans may be made, repaid and made again with each advance in the minimum amount of $250,000.

                    (b) Limitation on Advances: The outstanding principal balance of Project Financing Note No. 4 shall not exceed the lesser of (i) the Maximum Loan Amount or (ii) the sum of [a] 90% of the Qualified Collahuasi Accounts (as defined below), [b] 60% of the cost (determined in accordance with GAAP in a manner consistent with the Company's historical accounting practices) of the work-in-process inventory comprising Project No. 4 and [c] the Project Financing Reserve established from time to time pursuant to subsection (h) below.

                         "Qualified Collahuasi Accounts" means the aggregate amount of all accounts owing to the Company by the Buyer which arose out of the sale of goods comprising Project No. 4 under the Collahuasi Contract and which have been shipped by the Company in accordance with the applicable provisions of the Collahuasi Contract; provided that if any of such accounts are more than 30 days past due from the due date of the original invoice, then the Qualified Collahuasi Accounts shall be $0.

                    (c) Borrowing Procedure. The Company may obtain advances only one time each calendar month. At the time of requesting an advance, the Company shall certify to the Bank the value of the work-in-process inventory comprising Project No. 4 and of the Qualified Collahuasi Accounts as of the last day of the preceding month and shall notify the Bank of the amount of the requested advance. Provided that the sum of (i) the Project Financing Reserve established under subsection (h) below, (ii) the outstanding principal balance of the Revolving Note and (iii) the LOC Exposure does not exceed $15,000,000, and the applicable conditions in section 4.2 are satisfied, the Bank will make the requested advance to the Company promptly thereafter.

                    (d) Maturity Date: The outstanding principal amount of Project Note No. 4 and all accrued interest shall be due upon the first to occur of (i) the receipt by the Company of the final payment (excluding retention amounts) on the Collahuasi Contract or (ii) July 31, 1997.

                    (e) Interest Rate: Reference Rate, adjusted daily, or the Adjusted Libor Rate with the Applicable Libor Margin being 2.75%; only one-month Interest Periods may be selected.

                    (f) Commitment Fee. As consideration for the commitment of the Bank to provide this Project Financing to the Company, the Company agrees to pay to the Bank on the last Business Day of each month, commencing May 31, 1996, and on the Maturity Date a commitment fee equal to 1/2 of 1% per year (provided, however, that until the first to occur of (i) the date of the first advance under this subsection, (ii) the date on which a Collahuasi Project Letter of Credit is issued by the Bank or (iii) the date on which an outstanding Letter of Credit becomes a Collahuasi Project Letter of Credit pursuant to section 2.17 below, the commitment fee shall be calculated using 1/4 of 1% per year) on the difference between the Maximum Loan Amount and the daily average outstanding principal balance of Project Financing Note No. 4 during such month or other applicable period. Commitment fees shall be calculated for the actual number of days elapsed on the basis of a 360-day year. The commitment fee shall begin to accrue on the date the conditions specified in section 3 are satisfied.

                    (g) Prepayment of Project Financing Note No. 4. The Company may prepay Project Financing Note No. 4 in whole or in part at any time upon two Business Days prior notice to the Bank. The Company shall prepay Project Financing Note No. 4 immediately upon receipt from the Bank of (i) a notice (containing calculations in reasonable detail) to the effect that the outstanding principal balance of Project Financing Note No. 4 exceeds the limits set forth in subsection (b) above in an amount equal to such excess and (ii) a notice that, due to the occurrence of a Change in Control, the Maximum Loan Amount is to be reduced, by an amount equal to 50% of the unpaid principal balance of Project Financing Note
     No. 4 together with accrued interest on the amount prepaid and 50% of the accrued and unpaid commitment fee under subsection 2.16(b)(iv)(f). Any principal prepayment shall first be applied to the amount, if any, of Project Financing Note No. 4 consisting of Reference Rate Loans and the balance to Libor Rate Loans. Upon any principal prepayment of a Libor Rate Loan the Company shall also pay accrued interest thereon and any amount due under section 2.14(c).

                    (h) Project Financing Reserve: The Project Financing Reserve shall be established once each month at the time of a requested advance under subsection (c) above and shall equal the greater of (i) the difference between [a] the outstanding principal balance of Project Financing Note No. 4 after giving effect to the requested borrowing and [b] the amount determined pursuant to subsections (b)(ii)[a] and [b] of this section 2.16(b)(iv) and (ii) the Minimum Project Financing Reserve (as defined below).

               "Minimum Project Financing Reserve" means, at the time of determination, an amount equal to (a) $0 during the period ending on the Maturity Date of Project Notes No. 3 and (b) thereafter, $5,000,000.

                    (i)  Facility Fee:  $80,000.

                    (j) Use of Proceeds. The Company shall use the proceeds of Project Loan No. 4 solely to pay costs associated with Project No. 4 and may obtain advances in anticipation of such costs which the Company reasonably expects it will pay within 30 days of the applicable Borrowing Date.

                    (k) Right to Accelerate. Upon the occurrence of any of the following:

                         (i) The Buyer imposes a late shipment penalty exceeding $25,000 on the Company due to the Company's failure to ship goods within four weeks of the applicable shipment date specified in the Collahuasi Contract and the Company fails to provide satisfactory evidence to the Bank within 15 days of the imposition of such penalty to the effect that the cause for the late shipment has been resolved and that no additional late shipments similar to the above will occur; or

                         (ii) the Buyer sends the Company a written notice of termination of the Collahuasi Contract; or

                         (iii) a material adverse change, as determined by the Bank in its reasonable discretion, shall occur in the business condition (financial or otherwise), operations or properties of the Company;

     the Bank may, at its option, terminate its commitment under section 2.16(b)(iv) or exercise any right under section 7.2 of the Credit Agreement including, without limitation, the acceleration of the maturity of Project Financing Note No. 4.

                    (l)  Restriction on Use of Collahuasi Contract
     Proceeds. Until the date on which the principal of, interest on and all fees with respect to Project Financing Note No. 4 are paid in full, all Collahuasi Project Letters of Credit have expired and all Reimbursement Obligations with respect thereto have been paid in full, the Company agrees that all amounts received by the Company under the Collahuasi Contract (whether advance payments, payment on accounts or otherwise and including all amounts constituting Collateral under the Pledge Agreement referred to in section 2.17 which are released to the Company) shall be used by the Company for the following purposes:

                         (i)  Payment of the costs of Project No. 4;

                         (ii) Payment of the principal of, interest on and fees with respect to Project Financing Note No. 4;

                         (iii) Payment of Reimbursement Obligations and fees with respect to Collahuasi Project Letters of Credit;

                         (iv)  Deposit of collateral under the Pledge
     Agreement referred to in section 2.17; or

                         (v) Reimburse the Company for expenditures by the Company for the purposes described in clauses (i) through (iv) which was made with Company funds obtained from a source other than under the Collahuasi Contract.

          (c) Section 2.17 of the Credit Agreement is created to read as follows:

          2.17 Collahuasi Project Letters of Credit. From time to time prior to July 1, 1997 the Bank shall, upon fulfillment of the conditions specified herein, issue letters of credit (each a "Collahuasi Project Letter of Credit") for the account and at the request of the Company, naming the Buyer as the beneficiary, for the purpose of supporting advance payments made to the Company under the Collahuasi Contract, provided that:

               (a) Each Collahuasi Project Letter of Credit shall be in form and content satisfactory to the Bank and have an expiry date no later than July 31, 1997; and

               (b) The aggregate amount available for drawing under all outstanding Collahuasi Project Letters of Credit shall not exceed the lesser of (i) $11,000,000 or (ii) the aggregate principal amount of all certificates of deposit issued by the Bank to the Company and in which the Bank has a perfected, first priority security interest pursuant to the Collateral Pledge Agreement dated as of May 20, 1996 (the "Pledge Agreement") from the Company to the Bank.

                    The Company agrees to pay (a) a commission, in arrears on the last Business Day of each month, equal to the sum of (i) 1/4 of 1% per annum multiplied by 6/11ths of the daily average amount available for drawing under all Collahuasi Project Letters of Credit during the preceding month plus (ii) 3/8 of 1% per annum multiplied by 5/11ths of the daily average amount available for drawing under all Collahuasi Project Letters of Credit during the preceding month and (b) the Bank's customary amendment and negotiation fees for standby letters of credit.

                    The Company agrees to pay to the Bank, immediately upon receiving notice that the Bank has honored a drawing under a Collahuasi Project Letter of Credit, an amount equal to the amount so paid plus interest at the Default Rate from the date the Bank honored such drawing to the date the Bank is reimbursed in full. The Company further agrees that the Bank may, at its option and without notice to the Company, apply collateral provided to the Bank pursuant to the Pledge Agreement to satisfy the Company's payment obligations under the preceding sentence.

                    The obligations of the Company under each Collahuasi Project Letter of Credit shall be governed by the applicable Letter of Credit Agreement except to the extent the provisions thereof are inconsistent with the provisions of this Agreement in which case the provisions of this Agreement shall control. The Collahuasi Project Letters of Credit shall not be deemed to be "Letters of Credit" for any provision of this Agreement other than sections 2.12, 2.13, 4.2(a)-(c) and
     (f), 7.1, 7.2, 8.2 and 8.6.

                    The Company may, at its option and subject to the terms and conditions of this Credit Agreement, request the Bank to issue Letters of Credit under section 2.8 in favor of the Buyer. Such Letters of Credit shall only become Collahuasi Project Letters of Credit at such time as the Company delivers a written notice to that effect to the Bank together with certificates of deposit comprising collateral under the Pledge Agreement in such amount as is required to comply with subsection (b) above.

          (d) Section 5.2 of the Credit Agreement is amended in its entirety to read as follows:

               5.2 Interim Financial Statements. Furnish to the Bank within 30 days after the end of each month (a) a balance sheet of the Company as of the end of such month and related statements of income, retained earnings and cash flows for the period from the beginning of the fiscal year to the end of such month, prepared in the manner set forth in section 5.1 hereof for the annual statements, certified to have been so prepared, subject to audit and normal year-end adjustments, by an authorized financial officer of the Company, (b) a computation showing whether the Company is in compliance with the financial covenants contained in sections 6.10, 6.13 and 6.14, (c) a statement, in such detail as the Bank may reasonably request, of the Guaranties of the Company of obligations of Domestic Subsidiaries and Foreign Subsidiaries and (d) the certificate of an authorized financial officer to the effect that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto.

          (e) Section 5.4 of the Credit Agreement is amended in its entirety to read as follows:

               5.4 Other Financial Information. Furnish to the Bank (a) copies of all reports generally provided to the shareholders of the Company concurrently with the delivery thereof to the shareholders, (b) copies of all reports, including without limitation 10-Q and 8-K reports, filed with the Securities and Exchange Commission concurrently with the filing thereof, (c) within 20 days after the end of each month a statement specifying the Gross Domestic Accounts Receivable and Gross Domestic Finished Goods Inventory as of the last day of such month, (d) within 15 days after the end of each month until the Maturity Date of Project Financing Loan No. 4, a statement summarizing the work-in-process inventory for Project No. 4 and the Qualified Collahuasi Accounts, (e) within 60 days after the end of each fiscal year of the Company projections, in form and detail satisfactory to the Bank, of the cash flows of the Company and its Consolidated Subsidiaries for such fiscal year and (f) such other financial information as the Bank may from time to time reasonably request.

          (f) The following sentence is added at the end of section 5.12 of the Credit Agreement:

     Notwithstanding the foregoing and the provisions of section 2.2, the Company shall provide such borrowing base certificate to the Bank on a monthly basis until the Maturity Date of Project Financing Note No. 4.

          (g) Section 5.13 of the Credit Agreement is amended by deleting the word "and" immediately prior to subsection (e) and adding the following subsection:

     ; (f) immediately upon receipt of any written notice or other communication to the effect that the Company is not in compliance with its obligations under the Collahuasi Contract, or terminating or threatening to terminate the Collahuasi Contract, a copy of such notice and a description of what action the Company is taking or proposes to take with respect thereto; and (g) promptly (and in any event within 10 days) after the Company receives notice of the occurrence of a Change in Control, a notice to that effect.

          (h) Sections 6.13 and 6.14 of the Credit Agreement are created to read as follows:

          6.13 Tangible Net Worth. Permit Tangible Net Worth as of any of the following dates to be less than the following amounts:

          Date                                 Amount
     March 31, 1996                          $25,750,000
     June 30, 1996                            25,750,000
     September 30, 1996                       26,550,000
     December 31, 1996                        27,550,000
     March 31, 1997                           28,750,000

          6.14 Supplemental Debt Service Coverage Ratio. Permit the Supplemental Debt Service Coverage Ratio to be less than 1:1 as of the last day of any fiscal quarter of the Company during the period from September 30, 1996 through July 31, 1997.

          3. Closing Conditions. This Ninth Amendment to Credit Agreement shall be effective upon its execution and delivery by the Company and the Bank and the receipt by the Bank of:

               (a)  Project Financing Note No. 4, duly executed by the
Company;

               (b) A Collateral Pledge Agreement, in form and content satisfactory to the Bank, pursuant to which the Company grants the Bank a security interest in the collateral described therein;

               (c)  A Participation Agreement (the "Participation
Agreement"), in form and content satisfactory to the Bank, pursuant to which a participating interest in Project Note No. 4 and the Collahuasi Project Letters of Credit is sold by the Bank to The Bank of Nova Scotia, duly executed by The Bank of Nova Scotia and acknowledged by the Company;

               (d)  The $80,000 facility fee for Project Financing Loan
No. 4;

               (e) An opinion of counsel to the Company satisfactory to the Bank; and

               (f)  Such other documents as the Bank or the Bank of Nova
Scotia may reasonably request relating to this Ninth Amendment including without limitation the documents described in section 2(b) of the Participation Agreement.

          4. Representations and Warranties. The Company represents and warrants to the Bank that:

               (a) The execution and delivery of this Ninth Amendment, Project Financing Note No. 4 and the Collateral Pledge Agreement are within the Company's corporate power and corporate authority, have been duly authorized by all necessary corporate action on the part of the Company, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the certification of incorporation or by-laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity.

               (b) The representations and warranties set forth in section 3 of the Credit Agreement are true and correct in all material respects as of the date of this Ninth Amendment to Credit Agreement and no Default or Event of Default has occurred and is continuing.

          5. Costs and Expenses. The Company agrees to pay all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Bank or The Bank of Nova Scotia in connection with the execution and delivery of this Ninth Amendment and the consummation of the transactions contemplated hereby.

          6. Full Force and Effect. The Company and the Bank confirm that the Credit Agreement, as amended hereby, remains in full force and effect.

                              BANK ONE, MILWAUKEE,
                              NATIONAL ASSOCIATION

                              BY  /s/William E. Shaw
                                  William E. Shaw, Vice President


                              BUCYRUS-ERIE COMPANY

                              BY  /s/T. W. Sullivan
                              Its Vice President - Marketing